EXHIBIT 11. COMPUTATION OF EARNINGS PER SHARE

FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER SHARE
(in thousands, except per share amounts; unaudited)
                                                                  Three Months   Year-To-Date 12 Months
For the Periods Ended December 31, 1995 and 1994                1995       1994       1995       1994
----------------------------------------------------------- ---------- ---------- ---------- ----------
Net Income:
Net income per condensed consolidated income statements ....     8,829     34,968    120,005    140,134
Deduct dividend requirement of preferred stock .............         8          9         35         39
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  NET INCOME APPLICABLE TO COMMON STOCK (PRIMARY)                8,821     34,959    119,970    140,095
Add dividend requirement of preferred stock ................         8          9         35         39
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  NET INCOME FULLY DILUTED                                       8,829     34,968    120,005    140,134
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Earnings Per Common Share:
  EARNINGS PER COMMON SHARE: PRIMARY                              0.11       0.46       1.57       1.87
  EARNINGS PER COMMON SHARE: FULLY DILUTED                        0.11       0.46       1.57       1.87
=========================================================== ========== ========== ========== ==========
Average Common Shares Outstanding:
Common stock ...............................................    75,701     74,886     75,504     74,250
Common stock equivalents (options) .........................     1,796      1,193      1,380      1,457
Treasury shares ............................................      (614)      (567)      (565)      (816)
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  COMMON STOCK SHARES OUTSTANDING: AVERAGE PRIMARY              76,883     75,512     76,319     74,891
Preferred stock: average common equivalents ................       204        225        208        235
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  COMMON STOCK SHARES OUTSTANDING: AVERAGE FULLY DILUTED        77,087     75,737     76,527     75,126
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
Note: Earnings Per Common Share Fully Diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 12.15 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
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